EXHIBIT 11

                           THE PEOPLES HOLDING COMPANY

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

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                                  Year Ended December 31
                         ---------------------------------------
                           1996           1995           1994
                         ---------     ----------     ----------

 PRIMARY & FULLY DILUTED:
   Average shares
    outstanding         3,906,675      3,906,675      3,906,675

   Net income           $9,516,252     $9,203,910     $8,208,920
                        ----------     ----------     ----------
  Per share amount           $2.44         $2.36          $2.10
                             =====         =====          =====


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